Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-253421

GS Finance Corp. $1,000,000 Callable 30-Year CMS Rate and Index-Linked Range Accrual Notes due 2036 guaranteed by The Goldman Sachs Group, Inc.

Subject to our redemption right described below, interest, if any, on your notes will be paid quarterly on the 19th day of each February, May, August and November, commencing on the first interest payment date (November 19, 2021) and ending on the stated maturity date (August 19, 2036). The amount of interest that you will be paid on each interest payment date will be based on (i) the number of scheduled trading days in the relevant interest period (reference dates) on which the closing level of each of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index® is greater than or equal to 70% of its initial level (the initial level is 4,448.08 with respect to the S&P 500® Index, 2,177.173 with respect to the Russell 2000® Index and 15,002.83 with respect to the Nasdaq-100 Index®) and (ii) the applicable interest factor (described below). Interest related to an interest payment date will be determined on the tenth scheduled trading day prior to such interest payment date and the interest period related to such interest payment date will be the approximately 3-month period prior to such tenth scheduled trading day.

We may redeem your notes at 100% of their face amount plus any accrued and unpaid interest on any quarterly interest payment date on or after August 19, 2022.

The interest factor for an interest period is the then-applicable 30-year CMS rate (which is the 30-year U.S. dollar interest rate swap rate) on the second U.S. Government securities business day preceding the interest payment date occurring during such interest period, plus the spread of 0.75%, subject to a minimum interest factor of 0%. The 30-year CMS rate is based on a hypothetical interest rate swap referencing 3-month USD LIBOR. LIBOR is being modified, see page PS-25.

To determine your annualized interest rate for each interest payment date, we will (i) divide the number of reference dates in such interest period on which the closing level of each index is greater than or equal to 70% of its initial level by the total number of reference dates in such interest period and (ii) multiply the resulting fraction by the applicable interest factor. Your quarterly interest payment, if any, will be determined in accordance with the 30/360 (ISDA) day count convention. See page PS-6. You will not receive any interest on your notes on an interest payment date if either (i) the 30-year CMS rate plus the spread of 0.75% used to calculate the related interest factor is less than or equal to zero or (ii) during the related interest period, on each reference date, the closing level of any index is less than 70% of its initial level.

If your notes are not previously redeemed, on the stated maturity date we will pay you an amount in cash equal to the outstanding face amount of your notes plus any accrued and unpaid interest.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-17.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $938 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	August 19, 2021	Original issue price:	100% of the face amount
Underwriting discount:	2.75% of the face amount	Net proceeds to the issuer:	97.25% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 3,488 dated August 17, 2021.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the offered notes. In addition, Goldman Sachs & Co. LLC, or any other affiliate of GS Finance Corp., may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $938 per $1,000 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $57 per $1,000 face amount).

Prior to August 17, 2022, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through August 16, 2022). On and after August 17, 2022, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

●General terms supplement no. 2,913 dated June 17, 2021

●Underlier supplement no. 22 dated July 26, 2021

●Prospectus supplement dated March 22, 2021

●Prospectus dated March 22, 2021

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The notes will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

Callable 30-Year CMS Rate and Index-Linked Range Accrual Notes due 2036
INVESTMENT THESIS

For investors who:

•want the opportunity to receive interest and thus believe that (i) on any reference date, the closing level of each underlier will not be less than 70% of its initial underlier level (the underlier barrier level) and (ii) on any interest factor determination date, the 30-year CMS rate (the reference rate) plus the spread of 0.75% will be greater than 0%.

•are willing to receive no interest if the closing level of any underlier on each reference date is less than its underlier barrier level or the reference rate plus the spread of 0.75% is equal to or less than 0% on each interest factor determination date.

•understand that, due to the issuer’s early redemption right, the term of the notes may be significantly reduced.

DETERMINING PAYMENTS ON THE NOTES

The quarterly interest payment for each $1,000 face amount of the notes will equal, with respect to the related interest accrual period:

The interest factor for the interest period is determined based on the reference rate on the applicable interest factor determination date and will equal the reference rate plus the spread of 0.75%, subject to a minimum of 0%.

The accrued interest factor is calculated in accordance with the day count convention (30/360 (ISDA), which means the number of days in the interest accrual period in respect of which payment is being made divided by 360, as described herein) with respect to such interest accrual period. The interest accrual period is the period from and including the last date to which interest has been paid or made available for payment (or, with respect to the first interest payment date, the original issue date) to but excluding the next date to which interest will be paid, subject to the business day convention.

Subject to the issuer’s early redemption right, at maturity, excluding any interest payment, for each $1,000 face amount the investor will receive $1,000.

DETAILS OF THE ISSUER’S EARLY REDEMPTION RIGHT

•We may redeem the notes at 100% of their face amount, plus any accrued and unpaid interest, on any quarterly interest payment date on or after August 19, 2022.

•While the issuer may choose to call the notes on any quarterly interest payment date on or after August 19, 2022, the issuer is more likely to call the notes if:

othe underlier level of each underlier stays above its underlier barrier level and the reference rate is positive;

ointerest rates decline or do not increase; or

othe issuer’s credit spreads decrease.

HYPOTHETICAL INTEREST PAYMENTS

	Interest Accruing	No Interest Accruing	Underlier Barrier Level
Left Side Axis			Right Side Axis
S&P 500® Index on each reference date	Russell 2000® Index on each reference date	Nasdaq-100 Index® on each reference date	●●●	The reference rate plus the spread of 0.75% on each quarterly interest factor determination date

Underlier Level of Each Underlier Increases and the Reference Rate is Positive

140%
120%
100%
80%
60%
40%
20%
0%
5%
4%
3%
2%
1%
0%
-1%
-2%
-3%
-4%
-5%
Aug-21
Aug-22
Aug-23
Aug-24
Aug-25
Aug-26
Aug-27
Aug-28
Aug-29
Aug-30
Aug-31
Aug-32
Aug-33
Aug-34
Aug-35
Aug-36

•Interest Payments: Interest will accrue at a rate per annum equivalent to the applicable interest factor, which reflects the reference rate plus the spread of 0.75% (subject to a minimum of 0%).

•Call Feature: The issuer is more likely to call the notes prior to maturity.

•Payment at Maturity: 100% of the face amount.

Underlier Level of Each Underlier Increases and the Reference Rate is
Positive and Negative

140%
120%
100%
80%
60%
40%
20%
0%
5%
4%
3%
2%
1%
0%
-1%
-2%
-3%
-4%
-5%
Aug-21
Aug-22
Aug-23
Aug-24
Aug-25
Aug-26
Aug-27
Aug-28
Aug-29
Aug-30
Aug-31
Aug-32
Aug-33
Aug-34
Aug-35
Aug-36

•Interest Payments: The interest rate with respect to an interest payment date will be based on the applicable interest factor, which reflects the reference rate plus the spread of 0.75% (subject to a minimum of 0%). In addition, interest will only accrue on each reference date during the immediately preceding interest period that the closing level of each underlier is greater than or equal to its underlier barrier level.

•Call Feature: The issuer may or may not call the notes prior to maturity.

•Payment at Maturity: 100% of the face amount.

Underlier Level of Each Underlier Increases and Decreases and the Reference Rate is Positive

•Interest Payments: The interest rate with respect to an interest payment date will be based on the applicable interest factor, which reflects the reference rate plus the spread of 0.75% (subject to a minimum of 0%). In addition, interest will only accrue on each reference date during the immediately preceding interest period that the closing level of each underlier is greater than or equal to its underlier barrier level.

•Call Feature: The issuer may or may not call the notes prior to maturity.

•Payment at Maturity: 100% of the face amount.

Underlier Level of Each Underlier Decreases and the Reference Rate is Positive and Negative

•Interest Payments: The quarterly interest payments are zero.

•Call Feature: While the issuer may choose to call the notes, the issuer is very likely not to call the notes prior to maturity.

•Payment at Maturity: 100% of the face amount.

TERMS AND CONDITIONS

CUSIP / ISIN: 40057J7G5 / US40057J7G58

Company (Issuer): GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Underliers (each individually, an underlier): the S&P 500® Index (current Bloomberg symbol: “SPX Index”), or any successor underlier, the Russell 2000® Index (current Bloomberg symbol: “RTY Index”), or any successor underlier, and the Nasdaq-100 Index® (current Bloomberg symbol: “NDX Index”), or any successor underlier, as each may be modified, replaced or adjusted from time to time as provided herein

Face amount: $1,000,000 in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date.

Authorized denominations: $1,000 or any integral multiple of $1,000 in excess thereof

Principal amount: Subject to redemption by the company as provided under “— Company’s redemption right” below, on the stated maturity date, in addition to any accrued and unpaid interest, the company will pay, for each $1,000 of the outstanding face amount, an amount in cash equal to $1,000.

Company’s redemption right:  the company may redeem this note at its option, in whole but not in part, on any redemption date.  If the company so elects to redeem this note, on such redemption date, in addition to any accrued and unpaid interest, the company will pay, for each $1,000 of the outstanding face amount, a redemption price in cash equal to $1,000.

If the company chooses to exercise its redemption right, it will notify the holder of this note and the trustee by giving at least ten business days’ prior notice. The day the company gives the notice, which will be a business day, will be the redemption notice date and the interest payment date specified by the company in the redemption notice, which in all cases will be on or after August 19, 2022, will be the redemption date.

The company will not give a redemption notice that results in a redemption date later than the stated maturity date.  A redemption notice, once given, shall be irrevocable.

Redemption dates: the interest payment date that will fall on August 19, 2022 and each interest payment date occurring thereafter

Interest: Until the principal of this note is paid or made available for payment, the company will pay, on each interest payment date, interest on each $1,000 of the outstanding face amount equal to any interest accrued for the related interest accrual period.  For each interest accrual period, the amount of accrued interest on each $1,000 of the outstanding face amount will be calculated by the calculation agent and will be equal to the product of (i) the interest rate with respect to the interest period immediately preceding the interest payment date on which interest is to be paid times (ii) the face amount times (iii) an accrued interest factor for the interest accrual period. The accrued interest factor is calculated in accordance with the day count convention with respect to such interest accrual period.

With respect to each $1,000 of the outstanding face amount, the interest paid on any interest payment date will be paid to the person in whose name such amount of this note is registered as of the close of business on the regular record date for such interest payment date. If interest is due at maturity but on a day that is not an interest payment date, the interest will be paid to the person entitled to receive the principal of this note.

All percentages resulting from any calculation relating to this note will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point, e.g., 9.876541% (or .09876541) being rounded down to 9.87654% (or .0987654) and 9.876545% (or .09876545) being rounded up to 9.87655% (or .0987655). All amounts used in or resulting from any calculation relating to this note will be rounded upward or downward, as appropriate, to the nearest cent, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

Interest accrual period:  the period from and including the last date to which interest has been paid or made available for payment (or, with respect to the first interest payment date, the original issue date) to but excluding the next date to which interest will be paid, subject to the business day convention.

Day count convention:  30/360 (ISDA), which means the number of days in the interest accrual period in respect of which payment is being made divided by 360, calculated on a formula basis as follows:

[360 × (Y2 – Y1)] + [30 × (M2 – M1)] + (D2 –D1)
360

where:

“Y1” is the year, expressed as a number, in which the first day of the interest accrual period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the interest accrual period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the interest accrual period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the interest accrual period falls;

“D1” is the first calendar day, expressed as a number, of the interest accrual period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the interest accrual period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.

Interest rate:  with respect to any interest payment date, determined on the immediately preceding interest determination date based on the closing level of the underlier on each reference date during the interest period immediately preceding such interest payment date and on the reference rate on the applicable interest factor determination date.  The interest rate will be equal to the product of (i) the interest factor for the applicable interest period times (ii) the quotient of (a) the number of reference dates during the applicable interest period when the closing level of each underlier was greater than or equal to its underlier barrier level divided by (b) the number of reference dates in such interest period. Notwithstanding the foregoing, the rate at which interest accrues on this note shall not at any time be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

Interest factor: for each interest period, the reference rate determined on the related interest factor determination date (or the trade date in the case of the initial interest period) plus the spread, subject to a minimum of 0%

Interest factor determination date:  for each interest period, the second U.S. Government securities business day preceding the interest payment date occurring during such interest period, subject to adjustment as provided in “— Reference rate” below

Spread: 0.75%

Reference date:  for each interest period, each day that is a scheduled trading day for each underlier. For the avoidance of doubt, a day that is a scheduled trading day for only one underlier will not be a reference date.

Interest period:  the period from and including the relevant interest determination date (or the original issue date in the case of the initial interest period) to but excluding the next succeeding interest determination date

Interest determination date:  for each interest payment date, the tenth scheduled trading day for each underlier prior to the related interest payment date. For the avoidance of doubt, a day that is a scheduled trading day for only one underlier will not count as one of the ten scheduled trading days for each underlier.

Interest payment dates: quarterly; the 19th day of each February, May, August and November, commencing in November 2021 and ending on the stated maturity date, subject to the business day convention

Business day convention: following unadjusted, meaning that for any interest payment date, other than the maturity, that falls on a day that is not a business day, any payment due on such interest payment date will be postponed to the next day that is a business day; provided that interest due with respect to such interest payment date shall not accrue from and including such interest payment date to and including the date of payment of such interest as so postponed. Interest accrual periods also are not adjusted for non-business days.  If the stated maturity date or earlier redemption date does not occur on the originally scheduled day (because the originally scheduled stated maturity date or earlier redemption date is not a business day), the interest payment date scheduled to occur on that day will instead occur on the postponed stated maturity date or postponed earlier redemption date.  However, interest shall not accrue from and including such originally scheduled interest payment date to and including the postponed stated maturity date or postponed earlier redemption date.

Underlier barrier level:  for each underlier, 70% of its initial underlier level

Regular record dates:  for interest due on an interest payment date, the business day immediately preceding such interest payment date (as such payment date may be adjusted)

Reference rate:  on any day, the CMS rate with an index maturity of thirty years on such day (“30-year CMS rate”), determined by the calculation agent in accordance with the following provisions:

The reference rate shall equal the offered rate appearing on the Refinitiv page ICESWAP1 for U.S. dollar swaps having a maturity equal to 30 years as of approximately 11:00 A.M. New York City time on such day. If the reference rate cannot be determined as described above, the following procedures will apply:

If the calculation agent determines on the relevant date that the reference rate has been discontinued, then the calculation agent will use a substitute or successor rate that it has determined in its sole discretion is most comparable to the reference rate, provided that if the calculation agent determines there is an industry-accepted successor rate, then the calculation agent shall use such successor rate. If the calculation agent has determined a substitute or successor rate in accordance with the foregoing, the calculation agent in its sole discretion may determine the applicable business days and the interest factor determination dates to be used, and any other relevant methodology for calculating such substitute or successor rate, including any adjustment factor needed to make such substitute or successor rate comparable to the reference rate, in a manner that is consistent with any industry-accepted practices for such substitute or successor rate.

Unless the calculation agent uses a substitute or successor rate as so provided, if the reference rate cannot be determined in the manner described above, then the reference rate for the applicable day will be determined by the calculation agent, after consulting such sources as it deems comparable to the foregoing display page, or any other source it deems reasonable, in its sole discretion.

The reference rate will be subject to the corrections, if any, published on the Refinitiv page ICESWAP1 within one hour of the time that rate was first displayed on such source.

Initial underlier level:  4,448.08 with respect to the S&P 500® Index, 2,177.173 with respect to the Russell 2000® Index and 15,002.83 with respect to the Nasdaq-100 Index®

Trade date: August 17, 2021

Original issue date: August 19, 2021

Determination date: the last interest determination date, August 5, 2036

Stated maturity date: August 19, 2036, unless that day is not a business day, in which case the stated maturity date will be postponed to the next following business day

Refinitiv page ICESWAP1: means the display on the Refinitiv Eikon service, or any successor or replacement service, on the page ICESWAP1, or any successor or replacement page on that service

U.S. Government securities business day:  any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income department of its members be closed for the entire day for purposes of trading in U.S. government securities

Closing level: on any trading day, (i) with respect to the S&P 500® Index or the Nasdaq-100 Index®, the official closing level of such underlier or any successor underlier published by the underlier sponsor on such trading day for such underlier and (ii) with respect to the Russell 2000® Index, the closing level of such underlier or any successor underlier reported by Bloomberg Financial Services, or any successor reporting service the company may select, on such trading day for that underlier (as of the trade date, whereas the underlier sponsor publishes the official closing level of the Russell 2000® Index to six decimal places, Bloomberg Financial Services reports the closing level to fewer decimal places)

Trading day:  with respect to an underlier, a day on which the respective principal securities markets for all of its underlier stocks are open for trading, the underlier sponsor is open for business and such underlier is calculated and published by the underlier sponsor. A day is a scheduled trading day with respect to an underlier if, as of the trade date, the respective principal securities markets for all of its underlier stocks are scheduled to be open for trading, the underlier sponsor is scheduled to be open for business and such underlier is expected to be calculated and published by the underlier sponsor on such day.

Successor underlier: with respect to an underlier, any substitute underlier approved by the calculation agent as a successor as provided under “— Discontinuance or modification of an underlier” below

Underlier sponsor: with respect to an underlier, at any time, the person or entity, including any successor sponsor, that determines and publishes such underlier as then in effect. The notes are not sponsored, endorsed, sold or promoted by any underlier sponsor or any affiliate thereof and no underlier sponsor or affiliate thereof makes any representation regarding the advisability of investing in the notes.

Underlier stocks: with respect to an underlier, at any time, the stocks that comprise such underlier as then in effect, after giving effect to any additions, deletions or substitutions

Market disruption event: With respect to any given trading day, any of the following will be a market disruption event with respect to an underlier:

●

a suspension, absence or material limitation of trading in underlier stocks constituting 20% or more, by weight, of such underlier on their respective primary markets, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

●

a suspension, absence or material limitation of trading in option or futures contracts relating to such underlier or to underlier stocks constituting 20% or more, by weight, of such underlier in the respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

●

underlier stocks constituting 20% or more, by weight, of such underlier, or option or futures contracts, if available, relating to such underlier or to underlier stocks constituting 20% or more, by weight, of such underlier do not trade on what were the respective primary markets for those underlier stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that such event could materially interfere with the ability of the company or any of its affiliates or a similarly situated person to unwind all or a material portion of a hedge that could be effected with respect to this note.

The following events will not be market disruption events:

●	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
●	a decision to permanently discontinue trading in option or futures contracts relating to such underlier or to any underlier stock.

For this purpose, an “absence of trading” in the primary securities market on which an underlier stock is traded, or on which option or futures contracts relating to such underlier or an underlier stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an underlier stock or in option or futures contracts, if available, relating to such underlier or an underlier stock in the primary market for that stock or those contracts, by reason of:

●	a price change exceeding limits set by that market,
●	an imbalance of orders relating to that underlier stock or those contracts, or
●	a disparity in bid and ask quotes relating to that underlier stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

A market disruption event with respect to one underlier will not, by itself, constitute a market disruption event for any unaffected underlier.

Consequences of a market disruption event or a non-trading day: If the calculation agent determines that the closing level of an underlier is not available for any reference date because of the occurrence of a market disruption event, a non-trading day or any other reason (other than as described under “— Discontinuance or modification of an underlier” below), then the closing level of such underlier for such reference date, and for each consecutive reference date thereafter for which the closing level of such underlier is not available, will be the closing level of such underlier on the next reference date for which the closing level of such underlier is available. However, if the closing level of such underlier is not available for more than four consecutive reference dates, then on such fifth consecutive reference date and for each consecutive reference date thereafter for which the closing level of such underlier is not available, the calculation agent will determine the closing level of such underlier for each such reference date based on its assessment, made in its sole discretion, of the level of such underlier at the applicable time on such reference date.

Notwithstanding the above, if the calculation agent determines that the closing level of any underlier is not available on the last reference date in any applicable interest period, then the calculation agent will determine the closing level of such underlier for such reference date based on its assessment, made in its sole discretion, of the level of such underlier at the applicable time on such reference date.

For the avoidance of doubt, the closing level for an underlier that is not affected by a market disruption event or a non-trading day on a reference date, shall be the closing level of such underlier on such reference date. As a result, the closing level of each underlier for any reference date could be determined on different calendar dates.

Discontinuance or modification of an underlier: If an underlier sponsor discontinues publication of an underlier and such underlier sponsor or anyone else publishes a substitute underlier that the calculation agent determines is comparable to such underlier and approves as a successor underlier, or if the calculation agent designates a substitute underlier, then the calculation agent will determine the interest payment amount on the relevant interest payment date by reference to such successor underlier.

If the calculation agent determines that the publication of an underlier is discontinued and there is no successor underlier, the calculation agent will determine the interest payment amount on the related interest payment date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such underlier.

If the calculation agent determines that (i) an underlier, the underlier stocks comprising such underlier or the method of calculating such underlier is changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of such underlier or the underlier stocks and whether the change is made by the underlier sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor underlier, is due to events affecting one or more of the underlier stocks or their issuers or is due to any other reason — and is not otherwise reflected in the level of the underlier by the underlier sponsor pursuant to the then-current underlier methodology of the underlier or (ii) there has been a split or reverse split of the underlier, then the calculation agent will be permitted (but not required) to make such adjustments in such underlier or the method of its calculation as it believes are appropriate to ensure that the levels of such underlier used to determine the interest payment amount on the related interest payment date is equitable.

All determinations and adjustments to be made by the calculation agent with respect to an underlier may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Calculation agent: Goldman Sachs & Co. LLC (“GS&Co.”)

Overdue principal rate: the effective Federal Funds rate

Overdue interest rate: the interest rate in effect during the immediately preceding interest accrual period prior to the due date of such installment of interest

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate (i) the method we will use to determine the interest rate with respect to any given interest payment date based on the level of the reference rate on the applicable interest factor determination date and the closing level of each underlier on the applicable reference dates in the immediately preceding interest period and (ii) the method we will use to calculate the amount of interest accrued between interest payment dates, in each case assuming all other variables remain constant.

The examples below are based on a range of levels of the underliers and the reference rate that are entirely hypothetical; no one can predict what the level of any underlier or the reference rate will be on any day throughout the life of your notes and what the interest rate will be on any interest payment date. The underliers and the reference rate have been highly volatile in the past — meaning that the underlier levels and the reference rate have changed substantially in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects the method we will use to calculate the interest rate applicable to any interest payment date and the hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underliers and the reference rate, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-17 of this pricing supplement. The information in the examples also reflect the key terms and assumptions in the box below.

Key Terms and Assumptions

Face amount	$1,000
Underlier barrier level	with respect to each underlier, 70% of its initial underlier level

The day count convention calculation results in an accrued interest factor of 0.25

The notes are not redeemed

Neither a market disruption event nor a non-trading day occurs on any reference date

No change in or affecting any of the underlier stocks or the method by which the applicable underlier sponsor calculates any underlier

Notes purchased on original issue date at the face amount and held to the stated maturity date

For these reasons, the actual performance of the underliers over the life of your notes, the actual levels of the underliers on any reference date in any interest period, the actual levels of the reference rate on any interest factor determination date, as well as the interest payable at each interest payment date, may bear little relation to the hypothetical examples shown below or to the historical levels of the underliers and the reference rate shown elsewhere in this pricing supplement. For information about the underlier levels and the reference rate during recent periods, see “The Underliers — Historical Closing Levels of the Underliers” on page PS-29 and “Historical Levels of the Reference Rate” on page PS-33. Before investing in the notes, you should consult publicly available information to determine the underlier levels and the reference rate between the date of this pricing supplement and the date of your purchase of the notes.

The examples below illustrate the method we will use to determine the interest factor on any interest factor determination date and the method used to calculate the interest rate with respect to an interest payment date based on such interest factor, subject to the key terms and assumptions above.

The interest factor applicable to any interest period is determined on the applicable interest factor determination date and will equal the reference rate plus the spread, and will be no less than zero. These examples are based on a range of reference rates that are entirely hypothetical.

In calculating the interest rate for a given interest payment date using the hypothetical interest factor in each example, the numbers in the first column of each table below represent the number of reference dates (“N”) during any given interest period for which the closing level of each underlier is greater than or equal to its underlier barrier level. The levels in the fourth column represent the hypothetical interest amount, as a percentage of the face amount of each note, that would be payable with respect to a given interest period in which the closing level of each underlier is greater than or equal to its underlier barrier level for a given number of reference dates (as specified in the first column) assuming the hypothetical interest factor in such example. The values below have been rounded for ease of analysis.

Also, the hypothetical examples shown below do not take into account the effect of applicable taxes.

Example 1: Based on a hypothetical reference rate of 2% on the relevant interest factor determination date, the hypothetical interest factor for the relevant interest period equals:

2% + 0.75% = 2.75%

Because 2% plus 0.75% equals 2.75%, which is greater than 0%, the hypothetical interest factor for the relevant interest period shall be 2.75%.

Based on a hypothetical interest factor of 2.75%, the hypothetical interest rate with respect to the relevant interest payment date and the hypothetical interest amount, as a percentage of the face amount of each note, that would be payable with respect to the relevant interest period in which the closing level of each underlier is greater than or equal to its underlier barrier level for the indicated number of reference dates are set forth below:

N* (A)	Assumed number of eligible trading days in an interest period (B)	Fraction (A/B) × Hypothetical Interest Factor of 2.75%	Amount of interest to be paid on the related interest payment date (using 30/360 (ISDA) convention)
0	60	0.00000000	0.00%
15	60	0.00687500	0.17%
30	60	0.01375000	0.34%
45	60	0.02062500	0.52%
60	60	0.02750000	0.69%

*The number of days for which the closing level of each underlier is greater than or equal to its underlier barrier level in a given interest period is subject to numerous adjustments, as described elsewhere in this pricing supplement.

Example 2: Based on a hypothetical reference rate of -3% on the relevant interest factor determination date, the hypothetical interest factor for the relevant interest period equals:

-3% + 0.75% = -2.25%

Given that -3% plus 0.75% equals -2.25%, which is less than 0%, the hypothetical interest factor for the relevant interest period shall be 0%. The notes will not pay any interest on the relevant interest payment date regardless of the number of reference dates on which the closing level of each underlier exceeds or equals its underlier barrier level.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual closing levels of the underliers on any day, the level of the reference rate on any interest factor determination date or what the market value of your notes will be on any particular day, nor can we predict the relationship among the closing levels of the underliers, the levels of the reference rate and the market value of your notes at any time prior to the stated maturity date. The actual interest payment, if any, that a holder of the notes will receive on each interest payment date and the rate of return on the offered notes will depend on the actual reference rate on each interest factor determination date and the actual closing levels of the underliers determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the interest amount to be paid in respect of your notes, if any, may be very different from the information reflected in the examples above. The 30-year CMS rate is based on a hypothetical interest rate swap referencing 3-month USD LIBOR. LIBOR is being modified, see page PS-25.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 22 and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 2,913. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying underlier supplement no. 22 and the accompanying general terms supplement no. 2,913. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., with respect to an underlier to which your notes are linked, the stocks comprising such underlier. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors.  The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models.  As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes.  See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” on page S-7 of the accompanying general terms supplement no. 2,913.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the interest payments on the notes, if any, will be based on the performance of each underlier and the reference rate, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

We Are Able to Redeem Your Notes at Our Option

On any quarterly interest payment date on or after August 19, 2022, we will be permitted to redeem your notes at our option. Even if we do not exercise our option to redeem your notes, our ability to do so may adversely affect the value of your notes. It is our sole option whether to redeem your notes prior to maturity and we may or may not exercise this option for any reason.  Because of this redemption option, the term of your notes could be reduced.

If the Closing Level of Any Underlier Is Less Than Its Underlier Barrier Level on Any Reference Date in Any Interest Period, the Interest Rate With Respect to the Next Interest Payment Date Will Be Reduced

Because of the formula used to calculate the interest rate applicable to your notes, if, on any reference date in any applicable interest period, the closing level of any underlier is less than its underlier barrier level, the interest rate with respect to the next interest payment date will be reduced. Therefore, if the closing level of any underlier is less than its underlier barrier level for an entire interest period, you will receive no interest on the related interest payment date. In such case, even if you receive some interest payments on some of the interest payment dates, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

If the Reference Rate Plus the Spread Is Less Than or Equal to 0% on the Relevant Interest Factor Determination Date for Any Interest Period, No Interest Will Be Paid for that Interest Period

Because of the formula used to calculate the interest payment applicable to your notes on any interest payment date, in the event that on the relevant interest factor determination date the reference rate plus the spread does not exceed 0%, no interest will be paid for the corresponding interest period, even if the reference rate plus the spread on subsequent days is greater than 0%. Therefore, if the reference rate plus the spread does not exceed 0% for a prolonged period of time over the life of your notes including interest factor determination dates, you will receive no interest during the affected interest periods. In such case, even if you receive some interest payments on some or all of the interest payment dates, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The amount you will be paid for your notes on the stated maturity date or the amount we will pay you upon any early redemption of your notes will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the levels of the underliers and the reference rate;
•	the volatility – i.e., the frequency and magnitude of changes – in the closing levels of the underliers and the level of the reference rate;
•	the dividend rates of the underlier stocks;
•

economic, financial, regulatory, political, military, public health and other events that affect the reference rate and stock markets generally, and the underlier stocks, and which may affect the closing levels of the underliers;

•	interest rates and yield rates in the market;
•	the time remaining until your notes mature; and
•

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes.

You cannot predict the future performance of the underliers or the reference rate based on their historical performance. The actual performance of the underliers and the reference rate over the life of the offered notes, as well as the interest payable on each interest payment date, may bear little or no relation to the historical closing levels of the underliers, the historical levels of the reference rate or the hypothetical examples shown elsewhere in this pricing supplement.

The Amount of Interest Payable on Your Notes Will Not Be Affected by the Reference Rate on Any Day Other Than the Interest Factor Determination Date for the Applicable Interest Period

For each interest payment date, the amount of interest payable on each interest payment date is calculated based in part on the reference rate on the interest factor determination date for the applicable interest period. Although the actual reference rate on an interest payment date or at other times may be higher than the reference rate on the interest factor determination date, you will not benefit from the reference rate at any time other than on such interest factor determination date.

If the Levels of the Underliers Change, the Market Value of Your Notes May Not Change in the Same Manner

The price of your notes may move differently than the performance of the underliers. Changes in the levels of the underliers may not result in a comparable change in the market value of your notes. Even if the closing level of each underlier is greater than or equal to its underlier barrier level during some portion of the life of the notes, the market value of your notes may not increase in the same manner. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

If the Reference Rate Changes, the Market Value of Your Notes May Not Change in the Same Manner

The price of your notes may move differently than the reference rate. Changes in the reference rate may not result in a comparable change in the market value of your notes. Even if the reference rate plus the spread is greater than 0% during some portion of the life of the offered notes, the market value of your notes may not increase in the same manner. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

Because of the long-dated maturity of your notes, the expected future performance of the reference rate will have a greater impact on the market value of your notes than if your notes had an earlier maturity date. In particular, the expected future performance of the reference rate may cause the market value of your notes to decrease even though the reference rate plus the spread may be greater than 0% during some portion of the life of the offered notes. Moreover, expectations about the performance of the reference rate in the future are subject to a great degree of uncertainty and may be based on assumptions about the future that may prove to be incorrect. Even if the expected future performance of the reference rate is favorable to your notes, this uncertainty may result in market participants substantially discounting this future performance when determining the market value of your notes.

As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes and the Amount You May Receive On Any Interest Payment Date

As calculation agent for your notes, GS&Co. will have discretion in making certain determinations that affect your notes, including determining: the closing levels of the underliers for any reference date, which we will use to determine the amount, if any, we will pay on any applicable interest payment date; the levels of the reference rate and the spread on any interest factor determination date, which we will use to determine the interest factor applicable to an interest period; market disruption events; non-trading days; non-business days; non-U.S. Government securities business days; the interest determination dates; and the stated maturity date. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the underliers. See “Terms and Conditions — Discontinuance or modification of an underlier” below. Further, if GS&Co. determines on an interest factor determination date that a CMS rate has been discontinued, then GS&Co. will use a substitute or successor rate that it has determined in its sole discretion is most comparable to the reference rate, provided that if GS&Co. determines there is an industry-accepted successor rate, then GS&Co. shall use such successor rate. If GS&Co. has determined a substitute or successor rate in accordance with the foregoing, GS&Co. in its sole discretion may determine the business day convention, the applicable business days and the interest factor determination dates to be used, and any other relevant methodology for calculating such substitute or successor rate, including any adjustment factor needed to make such substitute or successor rate comparable to the reference rate, in a manner that is consistent with industry-accepted practices for such substitute or successor rate. See “Terms and Conditions —Reference rate” on page PS-7. The exercise of this discretion by GS&Co. could adversely affect the value of your notes and may present GS&Co. with a conflict of interest. We may change the calculation agent at any time without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to us.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Underlier Stocks

The applicable underlier sponsor calculates the level of an underlier by reference to the prices of the underlier stocks without taking account of the value of dividends paid on those underlier stocks.  Therefore, the return on your notes will not reflect the return you would realize if you actually owned the underlier stocks included in each underlier and received the dividends paid on those underlier stocks.  You will not receive any dividends that may be paid on any of the underlier stocks by the underlier stock issuers.  See “— You Have No Shareholder Rights or Rights to Receive Any Underlier Stock” below for additional information.

You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Investing in your notes will not make you a holder of any of the underlier stocks. Neither you nor any other holder or owner of your notes will have any rights with respect to the underlier stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier stocks or any other rights of a holder of the underlier stocks. Your notes will be paid in cash, as will any interest payments, and you will have no right to receive delivery of any underlier stocks.

The Historical Levels of the Reference Rate Are Not an Indication of the Future Levels of the Reference Rate

In the past, the level of the reference rate has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of the reference rate are not necessarily indicative of future levels. Any historical upward or downward trend in the reference rate is not an indication that the reference rate is more or less likely to increase or decrease at any time, and you should not take the historical levels of the reference rate as an indication of its future performance.

Past Underlier Performance is No Guide to Future Performance

The actual performance of the underliers over the life of the notes, as well as the amount payable at maturity, may bear little relation to the historical closing levels of the underliers or to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the underliers.

Risks Related to Conflicts of Interest

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs has hedged or expects to hedge our obligations under the notes by purchasing listed or over-the-counter options, futures and/or other instruments linked to the reference rate or the underliers or the underlier stocks. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the reference rate, the underliers or the underlier stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before any interest determination date for your notes. Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other underlier-linked notes whose returns are linked to changes in the level of the reference rate, the levels of the underliers or the underlier stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the levels of the reference rate or the underliers — directly or indirectly by affecting the price of the underlier stocks — and therefore the market value of your notes and the amount we will pay on your notes, if any. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines. In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, underliers, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the underliers or underlier stocks. Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.

Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, underliers, baskets and other products. Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of the underliers or underlier stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated. Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

If Goldman Sachs becomes a holder of any securities of the underliers or underlier stocks in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading

Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments. They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments. These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument. Any of these recommendations and views may be negative with respect to the underliers or underlier stocks or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets. In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the underliers or underlier stocks, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of an Underlier or the Issuers of the Underlier Stocks or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the sponsors of each underlier or the issuers of the underlier stocks, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the underliers or underlier stocks, as applicable, and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information. Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce Goldman Sachs’ existing exposure to the underliers or underlier stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering. An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the underliers or underlier stocks, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs. In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions. The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as security holders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms. The interests of other investors may, in some circumstances, be adverse to your interests. For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, the underliers, the underlier stocks or other similar securities, which may adversely impact the market for or value of your notes.

Additional Risks Related to the Nasdaq-100 Index®

As Compared to Other Index Sponsors, Nasdaq, Inc. Retains Significant Control and Discretionary Decision-Making Over the Nasdaq-100 Index®, Which May Have an Adverse Effect on the Level of the Nasdaq-100 Index® and on Your Notes

Pursuant to the Nasdaq-100 Index® methodology, Nasdaq, Inc. retains the right, from time to time, to exercise reasonable discretion as it deems appropriate in order to ensure Nasdaq-100 Index® integrity, including, but not limited to, changes to quantitative inclusion criteria. Nasdaq, Inc. may also, due to special circumstances, apply discretionary adjustments to ensure and maintain quality of the Nasdaq-100 Index®. Although it is unclear how and to what extent this discretion could or would be exercised, it is possible that it could be exercised by Nasdaq, Inc. in a manner that materially and adversely affects the level of the Nasdaq-100 Index® and therefore your notes. Nasdaq, Inc. is not obligated to, and will not, take account of your interests in exercising the discretion described above.

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities

The value of your notes is linked, in part, an underlier that is comprised, in part, of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlier with Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Notes

Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of an underlier with underlier stocks from one or more foreign securities markets and could negatively affect your investment in the notes in a variety of ways, depending on the nature of such government regulatory action and the underlier stocks that are affected. For example, recent executive orders issued by the United States Government prohibit United States persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed notes). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to underlier stocks that are currently included in an underlier or that in the future are included in an underlier, such underlier stocks may be removed from an underlier. If government regulatory action results in the removal of underlier stocks that have (or historically have had) significant weight in an underlier, such removal could have a material and negative effect on the level of such underlier and, therefore, your investment in the notes. Similarly, if underlier stocks that are subject to those executive orders or subject to other government regulatory action are not removed from an underlier, the value of the notes could be materially and negatively affected, and transactions in, or holdings of, the notes may become prohibited under United States law. Any failure to remove such underlier stocks from an underlier could result in the loss of a significant portion or all of your investment in the notes, including if you attempt to divest the notes at a time when the value of the notes has declined

Additional Risks Related to the Reference Rate

Recent Regulatory Investigations Regarding Potential Manipulation of ISDAfix May Adversely Affect Your Notes

It has been reported that the U.K. Financial Conduct Authority and the U.S. Commodity Futures Trading Commission are working together to investigate potential manipulation of ISDAfix. If such manipulation occurred, it may have resulted in the reference rate being artificially lower (or higher) than it would otherwise have been. Any changes or reforms affecting the determination or supervision of ISDAfix (or ICE Swap Rate) in light of these investigations may result in a sudden or prolonged increase or decrease in reported ISDAfix (or ICE Swap Rate), which could have an adverse impact on the trading market for ISDAfix (or ICE Swap Rate)-benchmarked securities such as your notes, the value of your notes and any payments on your notes.

The Reference Rate Is Based on a Hypothetical Interest Rate Swap Referencing 3-Month USD LIBOR; Interest Rate Benchmark May Be Discontinued

The reference rate represent the fixed rate of interest payable on hypothetical interest rate swaps with a floating leg based on 3-month USD LIBOR. On July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (FCA), which regulates the LIBOR administrator, announced that the FCA will no longer persuade or compel banks to submit rates for the calculation of LIBOR (which includes the 3-month USD LIBOR rate) after 2021. On March 5, 2021, the ICE Benchmark Administration Limited (IBA), which is supervised by the UK Financial Conduct Authority, announced that it will cease publication of the 3-month USD LIBOR rate after June 30, 2023. There is no assurance that LIBOR will continue to be published until any particular date, and it appears highly likely that 3-month USD LIBOR rate will be discontinued or modified after June 30, 2023. It is not possible to predict the effect that these announcements or any such discontinuance or modification will have on the 3-month USD LIBOR rate, the reference rate or your notes. If the calculation agent determines on an interest factor determination date that the reference rate has been discontinued, then the calculation agent will use a substitute or successor rate that it has determined in its sole discretion is most comparable to the reference rate, provided that if the calculation agent determines there is an industry-accepted successor rate, then the calculation agent shall use such successor rate. If the calculation agent has determined a substitute or successor rate in accordance with the foregoing, the calculation agent in its sole discretion may determine the business day convention, the definition of business day and the interest factor determination dates to be used, and any other relevant methodology for calculating such substitute or successor rate, including any adjustment factor needed to make such substitute or successor rate comparable to the reference rate, in a manner that is consistent with any industry-accepted practices for such substitute or successor rate. See “Terms and Conditions — Reference rate” above.

Even if the Reference Rate is Not Discontinued, Such Rate May Not Be Published on an Interest Factor Determination Date and, If Such Rate is Not Published, it May Be Determined by the Calculation Agent in its Sole Discretion

Even if the reference rate is not discontinued, it is possible that such rate may not be available on an interest factor determination date because such rate is not published by the Intercontinental Exchange (ICE). Non-publication by ICE of the reference rate (ICE Swap Rate) could occur for a number of reasons, such as a lack of available market data and an inability to use available market data to estimate rates for index maturities that are not available, or for other reasons. If the reference rate cannot be determined using the Refinitiv page ICESWAP1 due to the non-publication of such rate on a relevant interest factor determination date, the reference rate will be determined by the calculation agent in its sole discretion. Recently, the frequency at which no CMS rate (ICE Swap Rate) was published for any index maturity has been increasing and the frequency of non-publication may continue to increase. Therefore, the likelihood that the calculation agent will determine the reference rate on an interest determination date in its sole discretion may increase as well. See “Terms and Conditions — Reference rate” above. At any time, you may request from the calculation agent the interest rate in effect for your notes. If you would like to know the interest rate in effect for your notes at any time, please call GS&Co. at (212) 902-0300.

Regulation and Reform of “Benchmarks”, Including LIBOR and Other Types of Benchmarks, May Cause Such “Benchmarks” to Perform Differently Than in the Past, or to Disappear Entirely, or Have Other Consequences Which Cannot be Predicted

LIBOR and other interest rate, equity, foreign exchange rate and other types of indices which are deemed to be “benchmarks” are the subject of recent national, international and other regulatory guidance and proposals for reform. Some of these reforms are already effective while others are still to be implemented. These reforms may cause such “benchmarks” to perform differently than in the past, or to disappear entirely, or have other consequences which cannot be predicted. Any such consequence could have a material adverse effect on your notes.

Any of the international, national or other proposals for reform or the general increased regulatory scrutiny of “benchmarks” could increase the costs and risks of administering or otherwise participating in the setting of a “benchmark” and complying with any such regulations or requirements. Such factors may have the effect of discouraging market participants from continuing to administer or contribute to certain “benchmarks”, trigger changes in the rules or methodologies used in certain “benchmarks” or lead to the disappearance of certain “benchmarks”. The disappearance of a “benchmark” or changes in the manner of administration of a “benchmark” could result in discretionary valuation by the calculation agent or other consequence in relation to your notes. Any such consequence could have a material adverse effect on the value of and return on your notes.

Risks Related to Tax

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Treatment of Your Notes is Uncertain. However, it Would be Reasonable To Treat Your Notes as Variable Rate Debt Instruments for U.S. Federal Income Tax Purposes

The tax treatment of your notes is uncertain. However, it would be reasonable to treat your notes as variable rate debt instruments for U.S. federal income tax purposes and the issuer intends to so treat the notes. Under those rules, you generally will be required to account for interest on the notes in the manner described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below. If you are a secondary purchaser of the notes, the tax consequences to you may be different. Please see “Supplemental Discussion of U.S. Federal Income Tax Consequences” below for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

USE OF PROCEEDS

We will lend the net proceeds from the sale of the offered notes to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. will use the proceeds from such loans for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

HEDGING

In anticipation of the sale of the offered notes, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of listed or over-the-counter options, futures and other instruments linked to the underliers, the index stocks and/or the reference rate on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates may enter into additional hedging transactions and unwind those we have entered into, in connection with the offered notes and perhaps in connection with other index-linked notes we issue, some of which may have returns linked to the underliers, the underlier stocks or the reference rate. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the underliers, some or all of the underlier stocks or the reference rate,
•	may take or dispose of positions in the securities of the underlier stock issuers themselves,
•

may take or dispose of positions in listed or over-the-counter options or other instruments based on underliers designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market,

•

may take short positions in the underlier stocks or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser, and/or

•	may take or dispose of positions in interest rate swaps, options swaps and treasury bonds.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the underliers, the underlier stocks or the reference rate. We expect these steps to involve sales of instruments linked to the underliers and/or the reference rate on or shortly before the determination date. These steps may also involve sales and/or purchases of some or all of the underlier stocks, or listed or over-the-counter options, futures or other instruments linked to the underliers, some or all of the underlier stocks or underliers designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market or the reference rate.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

THE UNDERLIERS

S&P 500® Index

The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy and is intended to provide a performance benchmark for the large-cap U.S. equity markets. For more details about the S&P 500® Index, the underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers - S&P 500® Index” on page S-107 of the accompanying underlier supplement no. 22.

The S&P 500® Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates and neither S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates make any representation regarding the advisability of investing in such notes.

Russell 2000® Index

The Russell 2000® Index measures the composite price performance of stocks of 2,000 companies incorporated in the U.S., its territories and certain “benefit-driven incorporation countries.” The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For more details about the Russell 2000® Index, the underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers — Russell 2000® Index” on page S-77 of the accompanying underlier supplement no. 22.

The Russell 2000® Index is a trademark of FTSE Russell (“Russell”) and has been licensed for use by GS Finance Corp. The notes are not sponsored, endorsed, sold or promoted by Russell, and Russell makes no representation regarding the advisability of investing in the notes.

Nasdaq-100 Index®

The Nasdaq-100 Index® is a modified market capitalization-weighted index that is designed to measure the performance of 100 of the largest Nasdaq listed non-financial stocks. For more details about the Nasdaq-100 Index®, the underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers — Nasdaq-100 Index®” on page S-59 of the accompanying underlier supplement no. 22.

The Product(s) is not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (Nasdaq, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Product(s). The Corporations make no representation or warranty, express or implied to the owners of the Product(s) or any member of the public regarding the advisability of investing in securities generally or in the Product(s) particularly, or the ability of the Nasdaq-100 Index® to track general stock market performance. The Corporations' only relationship to GS Finance Corp. (“Licensee”) is in the licensing of the Nasdaq®, Nasdaq-100 Index®, and certain trade names of the Corporations and the use of the Nasdaq-100 Index® which is determined, composed and calculated by Nasdaq without regard to Licensee or the Product(s). Nasdaq has no obligation to take the needs of the Licensee or the owners of the Product(s) into consideration in determining, composing or calculating the Nasdaq-100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Product(s) to be issued or in the determination or calculation of the equation by which the Product(s) is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Product(s).

The Corporations do not guarantee the accuracy and/or uninterrupted calculation of Nasdaq-100 Index® or any data included therein. The Corporations make no warranty, express or implied, as to results to be obtained by Licensee, owners of the product(s), or any other person or entity from the use of the Nasdaq-100 Index® or any data included therein. The Corporations make no express or implied warranties, and expressly disclaim all warranties of merchantability or fitness for a particular purpose or use with respect to the Nasdaq-100 Index® or any data included therein. Without limiting any of the foregoing, in no event shall the Corporations have any liability for any lost profits or special, incidental, punitive, indirect, or consequential damages, even if notified of the possibility of such damages.

Historical Closing Levels of the Underliers

The closing levels of the underliers have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underliers have recently experienced extreme and unusual volatility.  Any historical upward or downward trend in the closing level of any underlier during the period shown below is not an indication that such underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical closing levels of an underlier as an indication of the future performance of an underlier, including because of the recent volatility described above.  We cannot give you any assurance that the future performance of any underlier or the underlier stocks will result in you receiving any interest payment on any interest payment date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underliers.  Before investing in the offered notes, you should consult publicly available information to determine the relevant underlier levels between the date of this pricing supplement and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the underliers. The actual performance of an underlier over the life of the offered notes, as well as the interest payable on each interest payment date, may bear little relation to the historical levels shown below.

The graphs below show the daily historical closing levels of each underlier from January 1, 2016 through August 17, 2021.  As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the closing levels in the graphs below from Bloomberg Financial Services, without independent verification.  Although the official closing levels of the Russell 2000® Index are published to six decimal places by the underlier sponsor, Bloomberg Financial Services reports the levels of the Russell 2000® Index to fewer decimal places.

Historical Performance of the S&P 500® Index

Historical Performance of the Russell 2000® Index

Historical Performance of the Nasdaq-100 Index®

HISTORICAL LEVELS OF THE REFERENCE RATE

The graph set forth below illustrates the historical levels of the reference rate from January 1, 2016 through August 17, 2021. We obtained the reference rates shown in the graph from Reuters, without independent verification.

The level of the reference rate has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the reference rate during the period shown below is not an indication that the reference rate is more or less likely to increase or decrease at any time. See “Additional Risk Factors Specific to Your Notes — The Reference Rate Is Based on a Hypothetical Interest Rate Swap Referencing 3-Month USD LIBOR; Interest Rate Benchmark May Be Discontinued”, “Additional Risk Factors Specific to Your Notes — Recent Regulatory Investigations Regarding Potential Manipulation of ISDAfix May Adversely Affect Your Notes,” “Additional Risk Factors Specific to Your Notes – Even if the Reference Rate is Not Discontinued, Such Rate May Not Be Published on an Interest Factor Determination Date and, If Such Rate is Not Published, it May Be Determined by the Calculation Agent in its Sole Discretion,” and “Additional Risk Factors Specific to Your Notes — Regulation and Reform of “Benchmarks”, Including LIBOR and Other Types of Benchmarks, May Cause such “Benchmarks” to Perform Differently Than in the Past, or to Disappear Entirely, or Have Other Consequences Which Cannot be Predicted” for more information relating to the reference rate.

You should not take the historical levels of the reference rate provided below as an indication of the future levels of the reference rate. We cannot give you any assurance that the future levels of the reference rate will result in your receiving interest payments greater than the interest payments you would have received if you invested in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate. Neither we nor any of our affiliates make any representation to you as to the reference rate.

*As discussed herein, the reference rate may not be published by the Intercontinental Exchange on a business day for various reasons. Recently, the frequency at which no CMS Rate (ICE Swap Rate) was published for any index maturity has been increasing and the frequency of non-publication may continue to increase. Therefore, the likelihood that the calculation agent will determine the reference rate on an interest determination date in its sole discretion may increase as well.

The notes are not sponsored, endorsed, sold or promoted by ICE Benchmark Administration and ICE Benchmark Administration makes no representation regarding the advisability of investing in the notes.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a regulated investment company;
•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•	a tax-exempt organization;
•	a partnership;
•	a person that owns the notes as a hedge or that is hedged against interest rate risks;
•	a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax, and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— Non-United States Holders” below.

Tax Treatment. The tax treatment of your notes is uncertain. The tax treatment of your notes will depend upon whether the notes are properly treated as variable rate debt instruments or contingent payment debt instruments. This in turn depends, in part, upon whether it is reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second half of the notes’ term. Based on our numerical analysis, we will take the position that it is not reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second half of the notes’ term. We accordingly will treat your notes as variable rate debt instruments for U.S. federal income tax purposes. Except as otherwise noted below under “Alternative Treatments,” the discussion below assumes that the notes will be so treated. Under this characterization, you should include the interest payments on the notes in ordinary income at the time you receive or accrue such payments, depending on your regular method of accounting for tax purposes.

Our determination that it is not reasonably expected that the return on your notes during the first half of the notes’ term will be significantly greater or less than the return on your notes during the second half of the notes’ term is made solely for U.S. federal income tax purposes, and is not a prediction or guarantee as to whether the return on the notes during the first half of the notes’ term will or will not be significantly greater or less than the return on the notes during the second half of the notes’ term.

You will generally recognize gain or loss upon the sale, exchange, redemption or maturity of your notes in an amount equal to the difference, if any, between the amount of cash you receive at such time (other than amounts representing accrued and unpaid interest, which will be taxable as such) and your adjusted basis in your notes. See the discussion under “United States Taxation — Taxation of Debt Securities — United States Holders — Purchase, Sale and Retirement of the Debt Securities” in the accompanying prospectus for more information.

If you purchase the notes at a discount to the principal amount of the notes, you may be subject to the rules governing market discount as described under “United States Taxation — Taxation of Debt Securities — United States Holders — Market Discount” in the accompanying prospectus. If you purchase the notes at a premium to the principal amount of the notes, you will be subject to the rules governing premium as described under “United States Taxation — Taxation of Debt Securities — United States Holders — Debt Securities Purchased at a Premium” in the accompanying prospectus.

Alternative Treatments. If it is determined that it is reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second half of the notes’ term, the notes should be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If the notes are so treated, you would be required to accrue interest income over the term of your notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your notes. In addition, you would be required to construct a projected payment schedule for the notes and you would make a “positive adjustment” to the extent of any excess of an actual payment over the corresponding projected payment under the notes, and you would make a “negative adjustment” to the extent of the excess of any projected payment over the corresponding actual payment under the notes. You would recognize gain or loss upon the sale, exchange, redemption or maturity of your notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted tax basis in your notes. Any gain you recognize upon the sale, exchange, redemption or maturity of your notes would be treated as ordinary income and any loss recognized by you at such time would be treated as ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

It is also possible that the Internal Revenue Service could determine that the notes should be subject to special rules for notes that provide for alternative payment schedules if one of such schedules is significantly more likely than not to occur. If your notes are subject to those rules, you would generally be required to include the stated interest on your notes in income as it accrues even if you are otherwise subject to the cash basis method of accounting for tax purposes. The rules for notes that provide alternative payment schedules if one of such schedules is significantly more likely than not to occur are discussed under “United States Taxation—United States Holders—Original Issue Discount—Debt Securities Subject to Contingencies Including Optional Redemption” in the accompanying prospectus.

You should consult your tax advisor as to the possible alternative treatments in respect of the notes.

Non-United States Holders

If you are a Non-United States holder, please see the discussion under “United States Taxation —Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a Non-United States holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of interest payments and any amounts you receive upon the sale, exchange, redemption or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underliers during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to any interest payment or the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2023, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

SUPPLEMENTAL PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

See “Supplemental Plan of Distribution” on page S-49 of the accompanying general terms supplement no. 2,913 and “Plan of Distribution — Conflicts of Interest” on page 129 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $25,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of 2.75% of the face amount. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the notes against payment therefor in New York, New York on August 19, 2021.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by GS Finance Corp., such notes have been authenticated by the trustee pursuant to the indenture, and such notes have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such notes will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated February 23, 2021, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on February 23, 2021.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 2,913, the accompanying underlier supplement no. 22, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This pricing supplement, the accompanying general terms supplement no. 2,913, the accompanying underlier supplement no. 22, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this pricing supplement, the accompanying general terms supplement no. 2,913, the accompanying underlier supplement no. 22, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$1,000,000

GS Finance Corp.

Callable 30-Year CMS Rate and Index-Linked Range Accrual Notes due 2036

guaranteed by

The Goldman Sachs Group, Inc.

___________________

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Goldman Sachs & Co. LLC